Exhibit 10.9

PREMIER BANK
EXTENSION/REVISION AGREEMENT OF NOTE
Loan No. 9040551-01

This refers to the loan evidenced by promissory note dated June 30, 2017, executed by Glenbrook Building Supply, Inc and Edgebuilder, Inc. upon which the present principal balance is $2,635,874.53. This revision is effective October 1, 2019.

Said note is secured by: Collateral and any other pertinent documents.

Request is hereby made that you revise the terms of said note and that you accept payments thereof at the time, or times, and in the manner following:

XX    Said note shall be extended to and become payable on: November 1, 2019.

XX    Interest due and payable as of October 1, 2019, as well as an extension fee of $10,000.00 will be drawn from the account ending in 7850 upon execution of this document. The loan shall remain on auto payments from the checking account ending in 7850.

XX    This loan shall balloon on January 1, 2020, when all principal and interest is due

XX    All other terms and conditions of the original note dated June 30, 2019 and subsequent revisions and extensions shall remain in effect until maturity on October 1, 2019.
In consideration of your acceptance of such revision, and your forbearance to enforce payment except as herein above revised, the indebtedness evidenced by said note is hereby acknowledged and admitted, and the undersigned, jointly, severally, and unconditionally promise and agree to pay the same with the interest thereon within the time and in the manner provided for in said revision, together with attorneys’ fees, costs of collection, and any other sums provided for in said note.
Any and all security held by you for said note and/or for any other obligation(s) of the undersigned may be enforced by you concurrently or independently in such order as you may determine; and with reference to any such security, you may, without consent of or notice to any of the undersigned, exchange, substitute or release such security without affecting the liability of the undersigned, or any of them, and you may release any one or more parties hereto or to the above obligation, or permit the liability of said party or parties to terminate without affecting the liability of any other party or parties liable thereon.
This agreement is a revision only, and not a novation; and except as herein provided, all of the terms and conditions of said note and of any mortgage, security agreement or other document of lien or encumbrance shall remain in full force and effect.

Executed this 1st day of October 2019. I acknowledge receipt of a copy of this agreement.

BORROWERS	GUARANTORS

Glenbrook Building Supply, Inc., a	ATRM Holdings, LLC, a Minnesota
Delaware Corporation	corporation

/S/ Daniel M. Koch	/S/ Daniel M. Koch
Daniel M. Koch	Daniel M. Koch
Its: Chief Executive Officer	Its: Chief Executive Officer

Edgebuilder, Inc., a Delaware	/S/ Jeffrey E. Eberwein
Corporation	Jeffery E. Eberwein
Individually
/S/ Daniel M. Koch
Daniel M. Koch
Its: Chief Executive Officer

The foregoing revision is accepted this 1st    day of October 2019.

PREMIER BANK

BY: /S/ Brian L Carnes
Brian L. Carnes
Chief Credit Officer

It is agreed that this Agreement may be signed in counterparts and by electronic and facsimile transmissions, each of which when taken together shall constitute one and the same original Agreement.